LETTER AGREEMENT

            This Letter Agreement (this "Agreement") is dated as of June 30, 2005, by and among Home Solutions of America, Inc., a Delaware corporation ("HSOA"), Cornerstone Building and Remodeling, Inc., a Florida corporation and wholly-owned subsidiary of HSOA ("CORNERSTONE"), and Anthony Leeber, Jr., an individual resident of the State of Florida ("SHAREHOLDER").

            WHEREAS, HSOA and SHAREHOLDER are parties to that certain Reorganization Agreement and Plan of Merger, dated February 28, 2005, as amended on March 30, 2005 (the "Merger Agreement"), whereby HSOA acquired 100% of CORNERSTONE, which was formerly owned by SHAREHOLDER;

            WHEREAS, pursuant to the Merger Agreement, certain purchase price adjustments could be required under certain circumstances following an audit of CORNERSTONE by HSOA's independent auditors;

            WHEREAS, such audit has been completed, and HSOA and SHAREHOLDER have executed this Agreement to acknowledge and agree to the specific purchase price adjustments.

            NOW THEREFORE, the parties hereto agree as follows:

1.         HSOA and SHAREHOLDER hereby agree to the following, effective as of the date hereof, in full satisfaction of the purchase price adjustments required by the Merger Agreement:

(a)       The First Note (as defined in the First Amendment to the Merger Agreement) is hereby immediately deemed to be paid in full (including any accrued interest thereon), and fully extinguished;

(b)       The Second Note (as defined in the First Amendment to the Merger Agreement) is hereby immediately deemed to be paid in full (including any accrued interest thereon), and fully extinguished;

(c)       Upon the execution of this Agreement, SHAREHOLDER shall deliver to HSOA the original copies of the First Note and the Second Note, and SHAREHOLDER shall mark "Canceled/Paid in Full", and sign and date such language, on the first page of each such note;

(d)       In lieu of HSOA appointing SHAREHOLDER to HSOA's Board of Directors, as required by Section 6.3 of the Merger Agreement, which Section 6.3 is hereby deleted in its entirety, HSOA shall, for so long as SHAREHOLDER (i) is employed by CORNERSTONE or HSOA, and (ii) holds at least 5% of HSOA's outstanding common stock, invite SHAREHOLDER to attend, as an observer, all meetings of HSOA's Board of Directors.  SHAREHOLDER agrees, however, to excuse himself from any meeting at which the Board notifies SHAREHOLDER that it needs to discuss a matter that, for legal or business reasons, must be discussed without the SHAREHOLDER being present.

(e)       Following the execution of this Agreement by SHAREHOLDER and HSOA, (i) Section 1.5 of the Merger Agreement, (ii) the First Note, (iii) the Second Note, (iv) Section 6.3 of the Merger Agreement, and (v) the Guaranty, shall each be null and void, and have no further legal effect.

2.         In connection with the Merger Agreement, CORNERSTONE and SHAREHOLDER entered into that certain Executive Employment Agreement, dated March 31, 2005 (the "Employment Agreement").  In connection with the purchase price adjustments set forth above, CORNERSTONE and SHAREHOLDER hereby agree to the following:

            (a)        Section 2.01 of the Employment Agreement shall be deleted and replaced in its entirety with the following provision:

                        "2.01    Salary. Subject to the provisions of Article 4 of this Agreement that relate to compensation of the Executive following the termination of the Employment Period (as defined in Article 8 of this Agreement), the Executive will be paid an annual base salary of $300,000 (such amount, as it may be increased from time to time, is hereinafter referred to as "Salary") for the duration of the Term.  The Employer shall withhold from each installment of the Salary all applicable federal, state, and local income and other payroll taxes."

                        (b)        SHAREHOLDER's salary received from CORNERSTONE for the period from March 31, 2005 through December 31, 2005, shall not exceed $300,000.

3.         Except as effectively amended or terminated hereby, the agreements described herein shall remain in full force and effect.  Capitalized terms that are not defined herein shall have the same meaning assigned to them in the applicable agreement.

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            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

            This Agreement may be executed in one or more identical counterparts, including by facsimile signature, each of which shall be deemed to be an original and all of which together shall be deemed to be one instrument.

HSOA:

HOME SOLUTIONS OF AMERICA, INC.

By: ________________________________
Name:
Title:

CORNERSTONE:

CORNERSTONE BUILDING AND REMODELING, INC.

By: _________________________________
Name:
Title:

SHAREHOLDER:

Anthony Leeber, Jr.